Exhibit 10.2
EXECUTION VERSION
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     This Amended and Restated Investors’ Rights Agreement, dated as of November 1, 2007 (the “Agreement”), is made and entered into by and among Quest Midstream Partners, L.P., a Delaware limited partnership (“Company”), Quest Midstream GP, LLC, a Delaware limited liability company (“GP”), Quest Resource Corporation, a Nevada corporation (“QRC”), Alerian Opportunity Partners IV, L.P., a Delaware limited partnership (“Alerian”), Swank MLP Convergence Fund, LP, a Texas limited partnership (“Swank MLP Fund”), Swank Investment Partners, LP, a Texas limited partnership (“SIP”), The Cushing MLP Opportunity Fund I, LP, a Delaware limited partnership (“Cushing MLP Fund”), The Cushing GP Strategies Fund, LP, a Delaware limited partnership (“Cushing GP Fund”, together with Swank MLP Fund, SIP and Cushing MLP Fund, “Swank”), Tortoise Capital Resources Corporation, a Maryland corporation (“Tortoise”), Alerian Opportunity Partners IX, L.P., a Delaware limited partnership (“New Investor A”), Bel Air MLP Energy Infrastructure Fund, LP, a Delaware limited partnership (“New Investor B”), Tortoise Gas and Oil Corporation, a Maryland corporation (“New Investor C”), Dalea Partners, LP, an Oklahoma limited partnership (“New Investor D”), Hartz Capital MLP, LLC, a New Jersey limited liability company (“New Investor E”), ZLP Fund, L.P., a Delaware limited partnership (“New Investor F”), KED MME Investment Partners, LP, a Delaware limited partnership (“New Investor G”), Eagle Income Appreciation Partners, L.P., a Texas limited partnership (“New Investor H”), Eagle Income Appreciation II, L.P., a Texas limited partnership (“New Investor I”), Citigroup Financial Products, Inc., a Delaware corporation (“New Investor J”), and The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (“New Investor K”, together with New Investor A, New Investor B, New Investor C, New Investor D, New Investor E, New Investor F, New Investor G, New Investor H, New Investor I and New Investor J, the “New Investors”). Alerian, Swank, Tortoise, Huizenga Opportunity Partners, LP, a Delaware limited partnership (“HOP”), and HCM Energy Holdings, LLC, an Illinois limited liability company (together with HOP, “Huizenga”), are sometimes referred to herein individually as an “Original Investor” and collectively as the “Original Investors.” The New Investors and Tortoise are sometimes referred to herein individually as a “Second Round Investor” and collectively as the “Second Round Investors.” The Original Investors and the New Investors are sometimes referred to herein individually as an “Investor” and collectively as the “Investors.”
     WHEREAS, the Company, GP, QRC and the Original Investors are parties to a Purchase Agreement dated December 22, 2006 (the “Original Purchase Agreement”) pursuant to which the Original Investors acquired certain of the Company’s Common Units, and Alerian and Swank acquired certain of the GP’s Member Interests.
     WHEREAS, the Company, GP, QRC and the Second Round Investors are parties to a Purchase Agreement dated October 16, 2007 (the “Second Round Purchase Agreement”) pursuant to which the Second Round Investors acquired certain of the Company’s Common Units.
     WHEREAS, the Company, GP, QRC and the Original Investors are parties to an Investors’ Rights Agreement dated December 22, 2006 (the “Original Investors’ Rights Agreement”) pursuant to which the Original Investors were granted certain rights with respect to their investment in the Company.

     WHEREAS, pursuant to Section 9(b) of the Original Investors’ Rights Agreement, the Company, GP and a Majority of Original Investors party to the Original Investors’ Rights Agreement and the New Investors desire to amend and restate the Original Investors’ Rights Agreement to extend certain rights provided for therein to the New Investors.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to amend and restate the Original Investors’ Rights Agreement in its entirety as follows:
     1. Definitions and Interpretations. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.1 of Exhibit A. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.
     2. Board Representation.
     (a) Designation of Board Member. For the period hereafter indicated, Alerian and Swank will each have a separate and independent right to designate one (1) natural person to serve as a member of the Board of Directors of GP. QRC will have the right to designate the remaining members of the Board of Directors of GP. In order to effect this right, QRC (or its Affiliates that own Member Interests) shall vote the Member Interests in GP owned by it in a manner so as to cause and maintain the election of the persons so designated. Swank’s right to designate a member of the Board of Directors shall terminate upon the completion by the Company of an IPO. In addition, such right to designate a member of the Board of Directors shall terminate as to Alerian or Swank (or both) at such time (either before or after completion by the Company of an IPO) as such designating person ceases to own at least five percent (5%) of the Common Units (measured on a fully-diluted basis that assumes that all outstanding warrants, options, rights and securities that are at any time exercisable for or convertible into Common Units have been so exercised or converted) held by Persons other that QRC or its Affiliates.
     (b) Expansion of Board. The parties currently contemplate that until the completion by the Company of an IPO, the Board of Directors of GP will consist of six (6) persons. During the period prior to completion of an IPO that Alerian or Swank has the right to designate a person to serve on the Board of Directors of GP, such designating person shall have the right to maintain its proportionate Board representation in the event of an expansion of the number of members of the Board of Directors; provided, however, that such right to maintain the proportionate Board representation will terminate upon completion by the Company of an IPO.
     (c) Replacement. In the event of the resignation, death, removal or disqualification of a person designated by QRC, Alerian or Swank to serve on the Board of Directors, as set forth above, the appropriate designating party or parties shall promptly designate a new member of the Board of Directors, and after written notice of the designation has been given by such designating party or parties to the other parties, each of QRC and each Investor that owns Member Interests shall vote its Member Interests to elect such nominee to the Board of Directors.
     (d) Removal. The appropriate designating party or parties may specify that any person designated by it to serve on the Board of Directors shall be removed at any time and from time to time, with or without cause.
     (e) Indemnification and Insurance. So long as either Alerian or Swank has a right to designate a Director pursuant to this Section 2, the GP shall maintain director and officer insurance reasonably satisfactory to Alerian and Swank, as the case may be.
     3. Obligation to Participate in Certain Sales.
     (a) Approved Sale. Subject to the provisions of subsection 3(c), if an IPO has not been completed by the Company by December 22, 2008, then until such time as an IPO is completed by the Company, a Majority of Investors may elect by written notice (a “Required Sale Notice”) to require the GP to effect a Sale of the Company that satisfies the conditions indicated in Section 3(b) below (an “Approved Sale”). Upon receipt of a Required Sale Notice and if a Majority of Investors do not accept the GP Offer Price, the GP shall undertake to effect a Sale of the Company as promptly as commercially reasonable with a view to maximizing the aggregate consideration to be received for such sale; provided, however, that all parties shall work in good faith to complete an Approved Sale within one hundred eighty (180) days after receipt of the Required Sale Notice by the GP. Upon receipt of a Required Sale Notice and if a Majority of Investors do not accept the GP Offer Price, the Conflicts Committee of the Board shall engage an investment banking firm of national reputation to seek Qualifying Offers (as defined below) for an Approved Sale. The Conflicts Committee of the Board shall have the primary responsibility for negotiating the terms of any potential Qualifying Offer and shall present to the Investors all offers received for a Sale of the Company that satisfy the conditions for an Approved Sale (a “Qualifying Offer”). Subject to Section 3(c), if a Majority of Investors agrees to accept a Qualifying Offer, then all of the parties hereto shall (i) consent to, vote for and raise no objections against the Qualifying Offer or the process pursuant to which the Qualifying Offer was arranged, (ii) waive any dissenters’, appraisal and similar rights with respect thereto, and (iii) if the Qualifying Offer is a sale of the Partnership Interests agree to sell all of their Partnership Interests and Member Interests on the terms and conditions of the Qualifying Offer. The parties hereto shall take all necessary and desirable actions in connection with the consummation of any Approved Sale, including, without limitation, the execution of such agreements and instruments and other actions reasonably necessary to (A) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and provisions and agreements relating to such Approved Sale, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.
     (b) Conditions. Unless otherwise agreed to by all of the Investors and the GP, an Approved Sale must satisfy all of the following conditions:

     (i) the Approved Sale must be solely for cash consideration;
     (ii) no purchaser may be an Affiliate or Related Party of any Investor unless consent thereto is given by GP, which consent shall not be unreasonably withheld;
     (iii) upon the consummation of the Approved Sale, the aggregate net proceeds from the Approved Sale (x) if the Approved Sale is a sale of substantially all of the assets of the Company, shall be distributed to and among the Partners and the Members in accordance with the provisions of Section 6.4(c) of the Partnership Agreement and Section 15.02 of the Limited Liability Company Agreement and (y) if the Approved Sale is a sale of all of the Partnership Interests and Member Interests, shall be apportioned among the Partners and the Members, in the same amounts as if the full amount of such net proceeds are to be distributed to and among the Partners and the Members, in accordance with the provisions of Section 6.4(c) of the Partnership Agreement and Section 15.02 of the Limited Liability Company Agreement (and assuming the prior satisfaction of the debts and obligations of the Company and GP);
     (iv) No party shall receive direct remuneration from the purchaser in an Approved Sale other than the net proceeds to be apportioned among the parties in accordance with Section 3(b)(iii), including but not limited to remuneration for non-competition provisions or other similar arrangements.
     (v) All expenses of the Approved Sale (other than the fees and expenses of any counsel or other advisors retained by the Investors, which fees and expenses shall be paid by the Investors, but including any investment banking firm fees and the fees of any counsel retained by the Conflicts Committee in finding and negotiating Qualifying Offers) shall be paid by the Company and shall reduce the net proceeds distributable pursuant to Section 3(b)(iii); and
     (vi) In the event that the parties are required to make any covenants, representations or indemnities in connection with the Approved Sale, then, (A) each party shall severally (and not jointly) make the Fundamental Warranties solely with respect to such party, and (B) other than with respect to the Fundamental Warranties, the obligations and liabilities of the Partners and Members participating in the Approved Sale shall first be limited solely to any escrow fund that may be established in connection with such transaction (with the escrow funded solely from the purchase price proceeds and which escrow fund shall not be in an amount greater than 10% of the aggregate purchase price paid by the purchaser(s) in such transaction), and second, if and only if the escrow fund is for 10% of the aggregate purchase price, any obligations and liabilities of the Partners and Members participating in the Approved Sale (other than any claims for fraud, willful misconduct or bad faith by a Partner or Member, which shall be the responsibility of such Partner or Member) shall be borne solely by QRC. The escrowed funds shall be released no later than one (1) year following the closing of the Approved Sale, provided, however, that to the extent there are pending claims or demands relating to any breach, misrepresentation or indemnity against the escrow fund, an amount of the escrowed funds equal to such aggregate claims or demands will be retained until such claims and demands are finally resolved. Upon distribution of the escrowed funds (or any part thereof), each Partner and Member shall receive their “pro rata share” of the distributed funds.
     As used in this Section 3, a party’s “pro rata share” shall mean the ratio of (A) the total consideration to be received by such party in or as a result of an Approved Sale, to (B) the total consideration to be received by all Partners and Members as a result of such Approved Sale (including upon dissolution of the Company and GP following an Approved Sale).
     (c) GP Right of First Offer/Refusal.
     (i) Upon receipt by the GP of a Required Sale Notice, the GP shall have the right of first offer (before the Approved Sale process proceeds) to indicate the price, if any, that the GP (or its designee) would pay in connection with a Sale of the Company to the GP (or its designee) (the “GP Offer Price”). If a Majority of the Investors agrees to accept the GP Offer price, then such offer shall constitute an approved Qualifying Offer pursuant to Section 3(a), and the transaction shall proceed as an Approved Sale to the GP (or its designee) in accordance with the terms of Sections 3(a) and 3(b), it being understood that in such event QRC and its Affiliates will not be sellers of their Partnership Interests or Member Interests (and the purchase price paid will be net of the amount attributable to the Partnership Interests and Member Interests held by such Persons, based on the total GP Offer Price). The GP (or its designee) shall have thirty (30) days after receipt of a Required Sale Notice to indicate the applicable GP Offer Price, if any, or such right shall be deemed to have been waived; and the Investors shall, within fifteen (15) days after receipt of notice of the GP Offer Price, notify the GP (“Election to Sell Notice”) of the acceptance or rejection (by a Majority of the Investors) of the GP Offer Price.
     (ii) If a Majority of Investors accepts a Qualifying Offer (other than an offer arising from the GP’s right of first offer in clause (i) above), the GP (or its designee) will have the right and option (but not an obligation) (the “GP Right of First Refusal”) to purchase all of the Common Units and Member Interests then owned by the Investors, exercisable by notice to the Investors (“Election to Purchase Notice”) given no later than ten (10) business days after the GP is notified that a Majority of Investors has accepted a Qualifying Offer; provided however, that the GP Right of First Refusal shall not apply with respect to such Qualifying Offer if (A) the GP (or its designee) did not indicate a GP Offer Price in the allowed time period, (B) such Qualifying Offer is for a purchase price for a Sale of the Company that is 115% or more of the GP Offer Price, or (C) if the GP Offer Price was less than $200 million (as an enterprise value for a Sale of the Company, including the value of the Partnership Interests and Member Interests held by QRC and its Affiliates) and such Qualifying Offer is for a purchase price for a Sale of the Company that is 105% or more of the GP Offer Price.

     (iii) If GP (or its designee) purchases the Common Units and Member Interests owned by the Investors (either pursuant to clause (i) or (ii) above), the purchase price to be paid to the Investors will be an amount equal to the amount each Investor would have received in accordance with the provisions of Section 3(b) above, had the parties completed the Qualifying Offer approved by the Majority of Investors on the terms and at the price indicated in the Qualifying Offer. Any Common Units and Member Interests sold hereunder by the Investors to GP (or its designee) shall be transferred free and clear of all liens and encumbrances (other than encumbrances set forth in the Partnership Agreement or under applicable securities laws). Closing of the purchase of the Common Units and Member Interests by GP (or its designee) from the Investors shall occur within one hundred twenty (120) days following delivery of the Election to Sell Notice or Election to Purchase Notice, as the case may be. Until such closing, the Investors shall continue to receive all distributions on the Common Units and Member Interests as provided pursuant to the Partnership Agreement and the Limited Liability Company Agreement. At the closing of such purchase, GP (or its designee) shall deliver the purchase price by wire transfer of immediately available funds to an account to be designated by each Investor, and each Investor shall execute and deliver such assignments, bills of sale, and other documents, as reasonably requested by an in form and substance satisfactory to, GP (or its designee).
     4. Limitations on Subsequent Sales of Common Units.
     (a) Minimum Issue Price. Without the written consent of a Majority of Investors, the Company will not issue or sell any Common Units (or any securities exercisable for or convertible into Common Units) at a price less than 115% of the Second Round Issue Price except for (i) Class A Subordinated Units issued to QRC or its Affiliates in exchange for additional asset contributions; provided, that such Class A Subordinated Units may not be issued at a price less than the Issue Price and; provided, that the purchase price for such additional asset contributions shall be approved by the Investor Representatives and the Conflicts Committee, (ii) Common Units (or options therefor) issued pursuant to the Long-Term Incentive Plan or employment agreements to which the Company (or its controlled Affiliates) is a party, or (iii) Common Units issued pursuant to an IPO.
     (b) Adjustment to Issue Prices. If the Company at any time or from time to time after the date hereof effects a subdivision of the outstanding Common Units, the Original Issue Price and the Second Round Issue Price then in effect immediately before the subdivision shall be proportionately decreased, and, conversely, if the Company at any time or from time to time after the date hereof combines the outstanding Common Units into a smaller number of Common Units, the Original Issue Price and the Second Round Issue Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     5. Acceleration of an Approved Sale Upon a Change of Control of QRC. If a Change of Control of QRC occurs, a Majority of Investors shall have the right to provide the GP with a Required Sale Notice and cause the GP to effect an Approved Sale in accordance with the provisions of Section 3 hereto (subject to all of the terms and conditions thereof, including the GP Right of First Refusal) if an IPO has not been completed by the Company no later than that number of days after the Change of Control Date that is equal to one-half of the number of days from the Change of Control Date until December 22, 2008.
     6. Tag-Along Rights.
     (a) If QRC and its Affiliates (the “QRC Transferors”) desire to dispose, in one or more transactions, of all or substantially all of their collective Partnership Interests and their collective Member Interests to a non-Affiliated third-party, then such QRC Transferors shall offer to include in such proposed disposition a number of Partnership Interests and Member Interests owned and designated by any Investor (each, a “Tag Offeree”), in each case in accordance with the terms of this Section 6.
     (b) The QRC Transferors shall cause the third-party offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Partnership Interests and Member Interests from the Tag Offerees as required by this Section 6 and a time and place designated for the closing of such purchase, which time shall not be less than twenty (20) days after delivery of such notice and no more than ninety (90) days after such delivery date) and shall send written notice of such third-party offer (the “Inclusion Notice”) to each of the Tag Offerees.
     (c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of notice to the QRC Transferors at any time within ten (10) days after receipt of the Inclusion Notice, together with the QRC Transferors, to sell pursuant to such third-party offer, and upon the terms and conditions set forth in the Inclusion Notice, the Partnership Interests and Member Interests requested to be included by such Tag Offeree.
     (d) The Tag Offerees and the QRC Transferors shall sell to the proposed transferee all of the Partnership Interests and Member Interests proposed to be transferred by them, at not less than the price and upon terms and conditions, if any, not more favorable, individually and in the aggregate, to the proposed transferee than those in the Inclusion Notice at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the Tag Offerees, the QRC Transferors, and the proposed transferee shall agree.
     (e) The QRC Transferors and the Tag Offerees that elect to, and do, participate in such sale to the proposed transferee (a “Participating Tag Offeree”), shall apportion the aggregate net proceeds from the sale of the respective Partnership Interests and Member Interests among the Partners and Members so participating in such transaction in the same amounts as if the full amount of the net proceeds received from the transferee are to be distributed to and among the Partners and Members in accordance with the provisions of Section 6.4(c) of the Partnership Agreement and Section 15.02 of the Limited Liability Company Agreement (and assuming the prior satisfaction of the debts and obligations of the Company and GP, and further assuming that any Partnership Interests and Member Interests that are not included in such sale shall be treated as if they are not issued or outstanding for purposes of determining the apportionment of net proceeds).
     7. Investors Right of First Refusal. If the QRC Transferors desire to dispose, in one or more transactions, of all or less than all, but more than a majority of their collective Member Interests (in a transaction or series of transactions that would not trigger the rights of the Investors under Section 6 because the QRC Transferors are not also desiring to dispose of their Partnership Interests) to a non-Affiliated third-party, Alerian and Swank will have the right and option (but not an obligation) (the “Investor Right of First Refusal”) to purchase all, but not less than all, such Member Interests being offered by the QRC Transferors, exercisable by notice to such QRC Transferors given no later than ten (10) business days after such Investors are notified that of the proposed sale of the Member Interests by such QRC Transferor. If both Swank and Alerian elect to exercise their Investor Right of First Refusal, each will purchase one-half of the Member Interests that the QRC Transferors propose to sell. Upon exercise by either or both of Swank and Alerian of their Investor Right of First Refusal, the purchase price to be paid to such QRC Transferors will be an amount equal to the amount such QRC Transferors would have received had such QRC Transferors completed the sale of such Member Interests to the third-party. Any Member Interests sold hereunder by any QRC Transferor to Swank and/or Alerian shall be transferred free and clear of all liens and encumbrances (other than encumbrances set forth in the Limited Liability Company Agreement or under applicable securities laws). Closing of the purchase of the Member Interests by such Investors from such QRC Transferors shall occur within one hundred twenty (120) days following delivery of the notice of election to exercise such Investor Right of First Refusal as provided in this Section 7. At the closing of such purchase, Swank and/or Alerian shall deliver the purchase price by wire transfer of immediately available funds to an account to be designated by such QRC Transferors, and such QRC Transferors shall execute and deliver such assignments, bills of sale, and other documents consistent with the third-party offer, as reasonably requested by and in form and substance satisfactory to, such Investors.
     8. Obligation to Participate in Certain Sales.
     (a) If the QRC Transferors desire to dispose, in one or more transactions, of all of their collective Partnership Interests and their collective Member Interests to a non-Affiliated third-party in a transaction (a “Proposed Sale”), then the QRC Transferors shall have the right and option to require that each of the Investors participate in and sell all of their respective Partnership Interests and Member Interests in accordance with the terms of this Section 8.
     (b) The QRC Transferors shall cause the third-party offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Partnership Interests and Member Interests from the Investors and the QRC Transferors as required in this Section 8 at a time and place designated for the closing of such purchase, which time shall not be less than twenty (20) days after delivery of such notice and no more than ninety (90) days after such delivery date) and shall send written notice of such third-party offer (the “Drag Notice”) to each of the Investors. Notwithstanding the foregoing, unless otherwise expressly stated in writing by the QRC Transferors, a Drag Notice will not be effective or deemed to have been given until the period has expired for the Tag Offerees to provide notice of election to exercise their Inclusion Right, as provided in Section 6(c).
     (c) Upon receipt of a Drag Notice, each of the Investors shall (i) consent to, vote for and raise no objections against, the Proposed Sale or the process to which the Proposed Sale was arranged, (ii) waive any dissenters, appraisal and similar rights with respect thereto, and (iii) agree to sell all of their Partnership Interests and Member Interests on the applicable terms and conditions of the Proposed Sale.
     (d) The QRC Transferors and the Investors shall sell to the proposed transferee all of their respective Partnership Interests and Member Interests at the price and upon the terms and conditions, if any, not more favorable, individually and in the aggregate, to the proposed transferee than those in the Drag Notice at the time and place provided for closing in the Drag Notice, or at such other time and place as the Investors, the QRC Transferors, and the proposed transferee shall agree.
The QRC Transferors and the Investors shall apportion the aggregate net proceeds from the sale of their respective Partnership Interests and Member Interests among the Partners and Members in the same amounts as if the full amount of the net proceeds received from the transferee are to be distributed to and among the Partners and Members in accordance with the provisions of Section 6.4(c) of the Partnership Agreement and Section 15.02 of the Limited Liability Company Agreement (and assuming the prior satisfaction of the debts and obligations of the Company and GP, and further assuming that any Partnership Interests and Member Interests that are not included in such sale shall be treated as if they are not issued or outstanding for purposes of determining the apportionment of net proceeds); provided, however, that if, but only if, a Majority of Investors did not exercise the Inclusion Right provided in Section 6.4(c), the amount of the net proceeds apportioned to and among the Investors for their Partnership Interests and Member Interests shall not be less than the amount required to provide each participating Original Investor with an IRR of twenty-five percent (25%) with respect to the Partnership Interests and Member Interests that were purchased by such Original Investor at the price and pursuant to the terms of the Original Purchase Agreement and which Partnership Interests and Member Interests continue to be held by such Original Investor and are included for sale in such transaction.
     9. Miscellaneous Provisions.
     (a) Term. Unless earlier terminated by agreement of the parties, this Agreement shall terminate and be of no further force or effect upon the completion of an IPO by the Company, provided, that the right of Alerian to designate a member of the Board of Managers shall survive until such right is terminated pursuant to the terms of Section 2(a).
     (b) Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Company, GP, QRC and a Majority of Investors, provided, that any amendment of the terms of Section 2 shall also require the written approval of Alerian and Swank, if such Person is still entitled to designate a Board member (in accordance with the provisions of Section 2) at the time of such amendment.
     (c) Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof):
If to Company, GP or QRC, to:
Quest Midstream Partners, L.P.
9520 N. May Avenue, Suite 300
Oklahoma City, OK 73120
Attention: President
Telecopy: 405-840-9897
with copies (which shall not constitute notice) to:
Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106-2150
Attention: Patrick J. Respeliers, Esq.
Telecopy: 816-691-3495
If to the Original Investors, to:
Alerian Capital Management
45 Rockefeller Plaza, 20th Floor
New York, NY 10111
Attention: Gabriel A. Hammond
Telecopy: 212-332-7806
with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention: William N. Finnegan, IV
Telecopy: 713-615-5058
Swank Capital, LLC
3300 Oak Lawn Avenue, Suite 650
Dallas, TX 75219
Attention: Dan L. Spears
Telecopy: 214-219-2353
with copies (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld
1111 Louisiana, 44th Floor
Houston, TX 77002
Attention: Christine LaFollette
Telecopy: 713-236-0822
Tortoise Capital Resources Corporation
10801 Mastin Boulevard
Suite 222
Overland Park, KS 66210
Attention: Dave Schulte
Telecopy: 913-981-1021
Huizenga Opportunity Partners, L.P.
2215 York Road
Suite 500
Oak Brook, IL 60523
Attention: Ronald G. Kenny
Telecopy: 630-990-2110
HCM Energy Holdings, LLC
2215 York Road
Suite 500
Oak Brook, IL 60523
Attention: Ronald G. Kenny
Telecopy: 630-990-2110

If to the New Investors, to:
Alerian Capital Management
45 Rockefeller Plaza, 20th Floor
New York, NY 10111
Attention: Gabriel Hammond
Fax: (212) 332-7806
Bel Air MLP Energy Infrastructure Fund, LP
c/o Swank Capital, LLC
Oak Lawn Avenue, Suite 650
Dallas, TX 75219
Fax: (214) 219-2353
Tortoise Gas and Oil Corporation
10801 Mastin Blvd., Suite 222
Overland Park, KS 66210
Fax: (913) 981-1021
Dalea Partners, LP
c/o Riata Management LLC
4801 Gaillardia Parkway, Suite 225
Oklahoma City, OK 73142
Fax: (405) 286-6399
Hartz Capital MLP, LLC
c/o Hartz Capital, Inc.
400 Plaza Drive
Seacaucus, New Jersey 07094
Attention: Noah Lerner and Tim Terry
Fax: (201) 866-6387
ZLP Fund, L.P.
c/o Zimmer Lucas Partners, LLC.
Harborside Financial Center
Plaza 10, Suite 301
Jersey City, NJ 07311
Fax: (212) 440-0750
KED MME Investment Partners, LP
1800 Avenue of the Stars, Second Floor
Los Angeles, California 90067
Attention: David Shladovsky, Esq.
Facsimile: (310) 284-6490

with a copy (which shall not constitute notice) to:
KED MME Investment Partners, LP
1100 Louisiana, Suite 4550
Houston, Texas 77002
Attention: Kevin McCarthy
Facsimile: (713) 655-7359
Eagle Income Appreciation Partners, L.P.
c/o Eagle Global Advisors
5847 San Felipe Road, Suite 930
Houston, TX 77057
Eagle Income Appreciation II, L.P.
c/o Eagle Global Advisors
5847 San Felipe Road, Suite 930
Houston, TX 77057
Citigroup Financial Products, Inc.
390 Greenwich St.
New York, NY 10013
Attn: Brendan O’Dea
Fax: (646) 291-1445
The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jerome Baier
Fax: (414) 665-7124
     (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party (which may be withheld in its sole discretion). Notwithstanding the immediately preceding sentence, each Investor may at any time enter into one or more total return swaps with respect to such Investor’s Common Units with a third party provided such transactions are exempt from registration under the Securities Act.
     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.

     (g) Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     (i) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     (j) Third-party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third-party, including any creditor of any party or any of their Affiliates. No such third-party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either party hereto.
[signature page follows]

     IN WITNESS WHEREOF, Company, GP and the Investors have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

QUEST MIDSTREAM PARTNERS, L.P.

By:	Quest Midstream GP, LLC,
Its General Partner

	By:	/s/ Jerry D. Cash

	Name:	Jerry D. Cash
	Title:	Chief Executive Officer

QUEST MIDSTREAM GP, LLC

	By:	/s/ Jerry D. Cash

	Name:	Jerry D. Cash
	Title:	Chief Executive Officer

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash

Name:	Jerry D. Cash
Title:	Chief Executive Officer

ALERIAN OPPORTUNITY PARTNERS IV, LP

By:	ALERIAN OPPORTUNITY
ADVISORS IV, LLC,
its general partner

	By:	/s/ Gabriel Hammond

	Name:	Gabriel Hammond
	Title:	Managing Member

ALERIAN OPPORTUNITY PARTNERS IX, LP

By:	ALERIAN OPPORTUNITY
ADVISORS IX, LLC
its general partner

	By:	/s/ Gabriel Hammond

	Name:	Gabriel Hammond
	Title:	Managing Member
[Signature Page to Amended and Restated Investors’ Rights Agreement]

SWANK MLP CONVERGENCE FUND, LP

By:	SWANK ENERGY INCOME ADVISORS, L.P.
its general partner

By:	SWANK CAPITAL, LLC
its general partner

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: Manager

SWANK INVESTMENT PARTNERS, LP

By:	SWANK ENERGY INCOME ADVISORS, L.P.
its general partner

By:	SWANK CAPITAL, LLC
its general partner

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: Manager

THE CUSHING MLP OPPORTUNITY FUND I, LP

By:	CARBON COUNTY PARTNERS I, LP
its general partner

By:	CARBON COUNTY GP I, LLC
its general partner

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: Manager
[Signature Page to Amended and Restated Investors’ Rights Agreement]

THE CUSHING CP STRATEGIES FUND, LP

By:	CARBON COUNTY PARTNERS I, LP
its general partner

By:	CARBON COUNTY GP I, LLC
its general partner

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: Manager

BEL AIR MLP ENERGY INFRASTRUCTURE FUND, LP

By:	SWANK ENERGY INCOME ADVISORS, L.P.
its investment advisor

By:	SWANK CAPITAL, LLC
its general partner

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: Manager

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ Edward Russell

Name:	Edward Russell
Title:	President

TORTOISE GAS AND OIL CORPORATION

By:	/s/ David J. Schulte

Name:	David J. Schulte
Title:	President & CEO
[Signature Page to Amended and Restated Investors’ Rights Agreement]

DALEA PARTNERS, LP

By:	DALEA MANAGEMENT, LLC
Its general partner

By:	/s/ N. Malone Mitchell, 3rd

Name:	N. Malone Mitchell, 3rd
Title:	Manager

HARTZ CAPITAL MLP, LLC

By:	Hartz Capital, Inc.,
Its manager

By:	/s/ Ronald J. Bangs

Name:	Ronald J. Bangs
Title:	Chief Operating Officer

ZLP FUND, L.P.

By:	Zimmer Lucas Partners, LLC,
Its general partner

By:	/s/ Craig M. Lucas

Name:	Craig M. Lucas
Title:	Managing Member

KED MME INVESTMENT PARTNERS, LP

By:	KED MME Investment GP, LLC,
Its general partner

By:	/s/ James C. Baker

Name:	James C. Baker
Title:	Vice President
[Signature Page to Amended and Restated Investors’ Rights Agreement]

EAGLE INCOME APPRECIATION PARTNERS, L.P.

By:	Eagle Income Appreciation GP, LLC
its general partner

By:	Eagle Global Advisors, LLC
its managing member

By:	/s/ Malcom Day

Name: Malcom Day
Title: Partner

EAGLE INCOME APPRECIATION II, L.P.

By:	Eagle Income Appreciation GP, LLC
its general partner

By:	Eagle Global Advisors, LLC
its managing member

By:	/s/ Malcom Day

Name: Malcom Day
Title: Partner

CITIGROUP FINANCIAL PRODUCTS, INC.

By:	/s/ Bret Engelkemier

Name:	Bret Engelkemier
Title:	Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Jerome R. Baier

Name:	Jerome R. Baier
Title:	Its Authorized Representative
[Signature Page to Amended and Restated Investors’ Rights Agreement]

EXHIBIT A
     1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
          (1) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities or other similar interests, by contract or otherwise. For purposes of this Agreement, in no event shall any of the Investors be considered an Affiliate of the Company, GP or QRC.
          (2) “Agreement” shall have the meaning set forth in the preamble.
          (3) “Alerian” shall have the meaning set forth in the preamble.
          (4) “Approved Sale” shall have the meaning set forth in Section 3(a).
          (5) “Board” shall mean the board of directors of the GP.
          (6) “Change of Control Date” shall mean the date that a Change of Control of QRC occurs.
          (7) “Change of Control of QRC” shall be deemed to have occurred upon, one or both of the following events: (a) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an Affiliate of QRC, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power or the outstanding equity interests of QRC or (b) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of QRC in one or more transactions to any Person other than an Affiliate.
          (8) “Class A Subordinated Units” shall have the meaning assigned to such term in the Partnership Agreement.
          (9) “Closing Date” shall mean the date of this Agreement.
          (10) “Common Unit” shall have the meaning assigned to such term in the Partnership Agreement.
          (11) “Conflicts Committee” shall have the meaning assigned to such term in the Partnership Agreement.
          (12) “Cushing GP Fund” shall have the meaning set forth in the preamble.
          (13) “Cushing MLP Fund” shall have the meaning set forth in the preamble.

          (14) “Drag Notice” shall have the meaning set forth in Section 8(c).
          (15) “Election to Purchase Notice” shall have the meaning set forth in Section 3(c).
          (16) “Election to Sell Notice” shall have the meaning set forth in Section 3(c).
          (17) “Fundamental Warranties” shall mean the covenants, representations and indemnities made by a party in connection with an Approved Sale with respect to such party’s delivery and valid ownership of its Partnership Interests and Member Interests, free of all liens and encumbrances (other than those arising under applicable securities laws), and such party’s authority, power and right to enter into and consummate such Approved Sale without violating any other agreements.
          (18) “GP Offer Price” shall have the meaning set forth in Section 3(c).
          (19) “GP Right of First Refusal” shall have the meaning set forth in Section 3(c).
          (20) “HOP” shall have the meaning set forth in the preamble.
          (21) “Huizenga” shall have the meaning set forth in the preamble.
          (22) “Inclusion Notice” shall have the meaning set forth in Section 6(b).
          (23) “Inclusion Right” shall have the meaning set forth in Section 6(c).
          (24) “Investor” and “Investors” shall have the meaning set forth in the preamble.
          (25) “Investor Representatives” shall mean Alerian and Swank; provided however, that if either Investor Representative, together with its Affiliates no longer holds at least 500,000 Common Units, such Investor Representative shall cease to be an Investor Representative; and provided further, however, that if both Investor Representatives, together with their respective Affiliates, no longer hold at least 500,000 Common Units, replacement Investor Representative shall be chosen by a Majority of Investors.
          (26) “Investor Right of First Refusal” shall have the meaning set forth in Section 7.
          (27) “IPO” shall have the meaning assigned to such term in the Partnership Agreement.
          (28) “IRR” means, as of any date of determination, the per annum discount rate at which the sum of the following cash flows is equal to zero (assuming discounting on the basis of a year of three hundred sixty-five (365) days and actual days elapsed): (i) the aggregate amount paid by an Original Investor to the Company pursuant to the terms of the Original Purchase Agreement for Partnership Interests and Member Interests that continue to be held (the

“retained interests”) by such Investor and will be included in a Proposed Sale transaction (which amount will be deemed to be negative for purposes of this calculation), and (ii) the aggregate amount of distributions and payments made by the Company and GP to such Investor and its Affiliates with respect to such retained interests.
          (29) “Limited Liability Company Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of GP, dated as of December 22, 2006.
          (30) “Long Term Incentive Plan” means any long term incentive plan adopted by the Board of Directors of the GP and prior to an IPO, with the approval of the Investor Representatives.
          (31) “Majority of Investors” shall mean the holders of a majority of the Common Units owned by the Investors.
          (32) “Majority of Original Investors” shall mean the holders of a majority of the Common Units owned by the Original Investors.
          (33) “Majority of Second Round Investors” shall mean the holders of a majority of the Common Units owned by the Second Round Investors.
          (34) “Member Interests” shall mean a unit of Member Interest in GP, having the rights and privileges indicated in the Limited Liability Company Agreement
          (35) “Members” shall mean the Members of GP.
          (36) “New Investors” shall have the meaning set forth in the preamble.
          (37) “Original Investors” shall have the meaning set forth in the preamble.
          (38) “Original Investors’ Rights Agreement” shall have the meaning set forth in the recitals.
          (39) “Original Issue Price” shall mean $18.50 per Common Unit, subject to adjustment as provided in Section 4(b).
          (40) “Original Purchase Agreement” shall have the meaning set forth in the recitals.
          (41) “Participating Tag Offeree” shall have the meaning set forth in Section 6(e).
          (42) “Partners” shall have the meaning assigned to such term in the Partnership Agreement.
          (43) “Partnership Agreement” shall mean the Second Amended and Restated Limited Partnership Agreement of Quest Midstream Partners, L.P. dated as of the date hereof.

          (44) “Partnership Interest” shall have the meaning assigned to such term in the Partnership Agreement.
          (45) “Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
          (46) “pro rata share” shall have the meaning set forth in Section 3(b).
          (47) “Proposed Sale” shall have the meaning set forth in Section 8(a).
          (48) “QRC” shall have the meaning set forth in the preamble.
          (49) “QRC Transferors” shall have the meaning set forth in Section 6(a).
          (50) “Related Party” shall mean as to any specified Person, (i) any Person beneficially owning, directly or indirectly, ten percent (10%) or more of the outstanding voting securities or similar interests of such Person, or (ii) any Person ten percent (10%) or more of whose outstanding voting securities or similar interests are beneficially owned by such other Person. For purposes of this Agreement, in no event shall any of the Investors be deemed a Related Party of QRC, the Company or GP.
          (51) “Required Sale Notice” shall have the meaning set forth in Section 3(a).
          (52) “Sale of the Company” means a sale of the Company pursuant to which any third-party or parties will acquire, directly or indirectly (including through acquisition of the Member Interests or the assets of GP) (i) all or substantially all of the Partnership Interests, whether by merger, consolidation or sale or transfer of the Partnership Interests, or (ii) all or substantially all of the Company’s assets.
          (53) “Second Round Investors” shall have the meaning set forth in the preamble.
          (54) “Second Round Issue Price” shall mean $20.00 per Common Unit, subject to adjustment as provided in Section 4(b).
          (55) “Second Round Purchase Agreement” shall have the meaning set forth in the recitals.
          (56) “SIP” shall have the meaning set forth in the preamble.
          (57) “Swank” shall have the meaning set forth in the preamble.
          (58) “Tag Offeree” shall have the meaning set forth in Section 6(a).
     1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

          (1) no consideration may be given to the captions of the articles, sections or subsections, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
          (2) no consideration may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;
          (3) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
          (4) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;
          (5) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (6) the meanings of the defined terms are applicable to both the singular and plural forms thereof;
          (7) all references to prices, values or monetary amounts refer to United States dollars;
          (8) all references to articles, sections, subsections, paragraphs, clauses, exhibits or schedules refer to articles, sections, subsections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;
          (9) each exhibit and schedule to this Agreement is a part of this Agreement and references to the term “Agreement” are deemed to include each such exhibit and schedule to this Agreement except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit or schedule, the provisions of the main body of this Agreement will prevail;
          (10) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision, unless expressly so limited;
          (11) the word “or” is disjunctive but not necessarily exclusive; and
          (12) all references to agreements or Laws are deemed to refer to such agreements or Laws as amended or as in effect at the applicable time.